EXHIBIT 23.2

Fahn Kanne & Co. Head Office Levinstein Tower 23 Menachem Begin Road Tel-Aviv 66184, ISRAEL P.O.B. 36172, 61361 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 9, 2012 (except Note 12a, as to which the date is November 22, 2013), with respect to the consolidated financial statements of SuperCom Ltd. (formerly: "Vuance Ltd.") for the year ended December 31, 2011, included in the Annual Report on 20-F for the year ended December 31, 2013, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel Aviv, Israel

July 14, 2014